Exhibit 99.2
Nutritional Sourcing Corporation
1300 N.W. 22nd Street
Pompano Beach, Florida 33069

                                                 Contact:  Daniel J. O'Leary
                                                 Tel: (954) 977 - 2593

                     NUTRITIONAL SOURCING CORPORATION
                                ANNOUNCES
                            NEW TENDER OFFER
               FOR ITS 10.125% SENIOR SECURED NOTES DUE 2009


Coral Gables, FL. (May 17, 2005) - Nutritional Sourcing Corporation today announced the commencement of a new tender offer (the "Invitation") for its outstanding 10.125% Senior Secured Notes due 2009 (the "Notes") - CUSIP No. 670688AA8. The maximum amount available to the Company to fund the purchase of the notes is $31,540,000; as a consequence, the Company will accept for purchase less than all of the outstanding Notes.

The Company is offering to purchase the Notes for cash, at the purchase price indicated in the schedule of prices (the "Pricing Schedule") included in the Invitation, upon terms and conditions specified in the Invitation. The Pricing Schedule is reproduced below.

                              Pricing Schedule
-----------------------------------------------------------------------------
                                                        Purchase Price to
                                                        Be Paid Per $1,000
                                                       Principal Amount of
                                                       Notes Tendered, Not
 Aggregate Principal Amount of All Notes             Withdrawn and Accepted
 Tendered by All Holders Tendering Notes,              for Purchase by the
      Not Withdrawn and Accepted                             Company
           by the Company                                 (the "Price")
-------------------------------------------       ---------------------------

          $0.01   to   $15,000,000.00                         $770
 $15,000,000.01   to   $30,000,000.00                         $780
 $30,000,000.01   to   $37,595,555.50                         $790
 $37,595,555.51   to   $38,000,000.00             $ 830 (the "Maximum Price")


To the extent acceptance of all offers at the Price would cause the aggregate purchase price (excluding accrued interest) to exceed $31,540,000, the Company will allocate its acceptance of offers at the Price among all such offers on a pro rata basis with holders of notes being tendered in denominations under $1,000 being given priority.

The offer stipulates that each Noteholder tendering Notes will be deemed to have consented to an amendment to the indenture under which the Notes were issued. The amendment will permit the Company to discontinue its reporting to the Securities and Exchange Commission. However, the proposed amendment does require that the Company provide Noteholders with financial statements and a management discussion and analysis of operations on a quarterly and annual basis. The amendment will not become effective unless a majority of the Notes are purchased under the invitation, but if effective will bind all Noteholders. A majority in principal amount of the notes outstanding and not owned by an affiliate is $37,595,555.51. No separate fee will be paid for the consent.

Funding for the tender offer is being provided under the Company's amended and restated Senior Credit Facility with Westernbank of Puerto Rico.

Wilmington Trust Company of Delaware is the Depositary for the Invitation, and D.F. King Co., Inc. is the information agent in connection with the tender offer for the Notes.

The Company will host a conference call concerning the Invitation at 2 p.m. Eastern Standard Time on Friday, June 3, 2005. Those that wish to participate in, or listen to, the call should call Millie Oharriz at 1-305-442-3408 to obtain the conference call information.


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